UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2010

BIOANALYTICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 4, 2010, Bioanaltytical Systems, Inc. (the "Company") received a letter from the Nasdaq Listing Qualification Department (the "Letter") stating that the Company has failed to satisfy a requirement for continued listing of the Company's common shares on the Nasdaq Capital Market, consisting of the requirement to maintain at least a $1.00 minimum bid price for its common shares (the "Minimum Bid Requirement").

The Letter further stated that, under the listing rules, the Company has until August 31, 2010 to regain compliance with the Minimum Bid Requirement.  If, at any time prior to August 31, 2010, the bid price of the common shares closes at $1.00 or more for a minimum of 10 consecutive business days, the Company will be in compliance with the Minimum Bid Requirement.  The Company intends to actively evaluate and monitor the bid price for its common shares between now and August 31, 2010, and consider implementation of various options available to the Company if its common shares do not trade at a level that is likely to regain compliance.  If the Company's minimum bid does not increase to $1.00 per share or more prior to August 31, 2010, the Company could be delisted from the Capital Market, in which case the common shares may be traded over-the-counter.

On March 5, 2010 the Company issued a press release announcing receipt of the Letter.  A copy of that press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

99.1                  Press Release dated March 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: March 5, 2010	By:	/s/ Michael R. Cox
Michael R. Cox
Vice President, Finance and Administration, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 5, 2010.